Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
Boston	New York
Brussels	Northern Virginia
Chicago	Orange County
Frankfurt	Paris
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
New Jersey	Washington, D.C.

December 19, 2005

Goodman Global Holdings, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

Re:	Registration Statement on Form S-4 (Reg. No. 333-128462)

Ladies and Gentlemen:

In connection with the registration of $400,000,000 aggregate principal amount of 7 7/8% Series B Senior Subordinated Notes due 2012 (the “Fixed Rate Exchange Notes”) and $250,000,000 aggregate principal amount of Series B Senior Floating Rate Notes due 2012 (the “Floating Rate Exchange Notes” and, together with the Fixed Rate Exchange Notes, the “Exchange Notes”) by Goodman Global Holdings, Inc., a Delaware corporation (the “Company”), and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule I hereto (the “Delaware Guarantors”) and the entities listed on Schedules I through III hereto (each a “Guarantor” and collectively the “Guarantors”) under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2005 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and the Guarantees will be issued pursuant to two indentures, each dated as of December 23, 2004 (the “Indentures”), by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes and the Guarantees will be issued in exchange for the Company’s outstanding 7 7/8% Series A Senior Subordinated Notes due 2012 and Series A Senior Floating Rate Notes due 2012 (together, the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indentures.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

December 19, 2005

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Guarantees of each of the Guarantors listed on Schedule I hereto (together, the “Identified Guarantors”) have been duly authorized by all necessary action of each respective Identified Guarantor.

3. When the Exchange Notes are executed in accordance with the terms of the applicable Indenture and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinions rendered in paragraphs 1 and 3 above relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in Section 6.12 of the Indentures or (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express, and with your knowledge and consent do not render, any opinion as to the applicability to the obligations of the Company under the Indentures

December 19, 2005

and the Exchange Notes or the Guarantors under the Indentures or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

To the extent that the obligations of the Company and the Guarantors under the Indentures may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indentures; that the Indentures have been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

With respect to the Guarantors listed on Schedule II, we rely on the opinion of Bracewell & Giuliani, LLP attached hereto as Exhibit A, special Texas counsel, that each such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization and that the Guarantees have been duly authorized and executed and delivered by each such Guarantor.

With respect to the Guarantor listed on Schedule III, we rely on the opinion of Akerman Senterfitt attached hereto as Exhibit B, special Florida counsel, that the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization and that the Guarantee has been duly authorized and executed and delivered by the Guarantor.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/ Latham & Watkins LLP

December 19, 2005

Schedule I

DELAWARE GUARANTORS

Goodman Canada, L.L.C.

Goodman Company, L.P.

Goodman Holding Company, L.L.C.

Goodman II Holdings Company, L.L.C.

Goodman Manufacturing I LLC

Goodman Manufacturing II LLC

Quietflex Holding Company

December 19, 2005

Schedule II

TEXAS GUARANTORS

Goodman Appliance Holding Company

Goodman Distribution, Inc.

Goodman Holding Company

Goodman Manufacturing Company, L.P.

Goodman Sales Company

Nitek Acquisition Company, L.P.

Quietflex Manufacturing Company, L.P.

Schedule III

FLORIDA GUARANTORS

Pioneer Metals Inc.

Exhibit A

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Phone: 713.223.2900

Fax: 713.221.1212

December 19, 2005

Goodman Global Holdings, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

Re:	$400,000,000 aggregate principal amount of 7 7/8% Series B Senior Subordinated Notes due 2012 (the “Fixed Rate Exchange Notes”) and $250,000,000 aggregate principal amount of Series B Senior Floating Rate Notes due 2012 (the “Floating Rate Exchange Notes” and, together with the Fixed Rate Exchange Notes, the “Exchange Notes”) by Goodman Global Holdings, Inc., a Delaware corporation (the “Company”). The Floating Rate Exchange Notes are being issued pursuant to an indenture (the “Floating Rate Indenture”), dated December 23, 2004 (the “Execution Date”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Fixed Rate Exchange Notes are being issued pursuant to an indenture (the “Fixed Rate Indenture” and, together with the Floating Rate Indenture, the “Indentures”), dated the Execution Date, among the Company, the Guarantors and the Trustee.

Ladies and Gentlemen:

We have acted as special counsel to those subsidiaries of the Company listed on Schedule I attached hereto (collectively, the “Texas Guarantors”) in connection with the execution of the guarantees set forth in the Indentures (the “Guarantees”) by the Texas Guarantors and by certain other subsidiaries of the Company (the “Non-Texas Guarantors” and, together with the Texas Guarantors, the “Guarantors”).

As special counsel to the Texas Guarantors, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. Among other things, we have examined the following:

(a) The Indentures;

(b) The Articles of Incorporation and Bylaws and Certificates of Limited Partnership and Limited Partnership Agreements, as the case may be, of the Texas Guarantors (the “Governing Documents”) existing as of the Execution Date, and certain resolutions of the Boards of Directors or general partners, as applicable, of each executed as of the Execution Date; and

Goodman Global Holdings, Inc.

December         , 2005

(c) Letters or certificates received from the Secretary of State of the State of Texas and from the Comptroller of Public Accounts of the State of Texas as to the existence and good standing of the Texas Guarantors.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and the Guarantors and others, and have not independently verified such factual matters.

We are opining herein as to the effect on the subject transactions only of the internal laws of the State of Texas (the “State”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within, or other political subdivisions of, any state. Our opinions and confirmations herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to underwritten private offerings of debt securities. Various issues concerning the laws of the States of New York and Delaware and concerning the Company are addressed in the opinions of Latham and Watkins LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of that opinion are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Based solely on the aforementioned certificates from public officials each of the Texas Guarantors is a corporation or limited partnership, as the case may be, validly existing under the laws of the State, and, with respect to those Texas Guarantors that are corporations, such corporations are in good standing under the laws of the State.

2. As of the Execution Date the Guarantees of each of Texas Guarantors were duly authorized by all necessary corporate or limited partnership action of each respective Texas Guarantor.

We have not been requested to express and, with your consent, do not render any opinion as to the execution, delivery or enforceability of the Guarantees.

With your consent, we have assumed (a) the genuineness of the signatures of the individuals signing all documents in connection with which this opinion is rendered on behalf of the parties thereto, (b) the legal capacity of natural persons executing the all such documents, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (e) as to various questions of fact relevant and material to the opinions expressed herein, the accuracy of the factual content of representations and warranties in the Guarantees, written information, and certificates of public officials and of representatives of the Company and the Guarantors.

Goodman Global Holdings, Inc.

December         , 2005

In rendering the opinions set forth hereinabove, we have made no examination of any accounting, financial, financial reporting or taxation matters and express no opinion with respect thereto.

We express no opinion with respect to the matters described on Exhibit A attached hereto and incorporated herein by reference.

This letter is furnished only to you in your capacity as issuer of the Exchange Notes and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires the Exchange Notes from you) without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/	Bracewell & Giuliani, LLP

EXHIBIT A

ADDITIONAL QUALIFICATIONS

None of the opinions expressed in the Opinion Letter to which this Exhibit A is attached include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth in the Opinion Letter and (ii) based upon prevailing norms and expectations among experienced lawyers licensed in the State. Moreover, our opinions do not address any of the following legal issues or the effects thereof, and we specifically express no opinion with respect thereto:

1.	Securities laws and regulations, including the Sarbanes-Oxley Act.

2.	Pension and employee benefit laws and regulations.

3.	Antitrust and unfair competition laws and regulations.

4.	Laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio).

5.	Environmental laws and regulations.

6.	Building, zoning, land use and subdivision laws and regulations.

7.	Tax laws and regulations.

8.	Health and safety laws and regulations (e.g. OSHA).

9.	Federal patent, copyright and trademark, state trademark, and other federal and state intellectual property laws and regulations.

10.	Labor laws and regulations.

11.	Laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws.

12.	The compliance or noncompliance by any person with any federal and state laws or regulations applicable to the transactions evidenced by the Operative Documents because of the nature of the activities of such person.

13.	Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

SCHEDULE I

TEXAS GUARANTORS

Goodman Appliance Holding Company

Goodman Distribution, Inc.

Goodman Holding Company

Goodman Manufacturing Company, L.P.

Goodman Sales Company

Nitek Acquisition Company, L.P.

Quietflex Manufacturing Company, L.P.

Exhibit B

Fort Lauderdale	One Southeast Third Avenue
Jacksonville	28th Floor
Miami	Miami, Florida 33131-1714
New York
Orlando	www.akerman.com
Tallahassee
Tampa	305 374 5600 tel 305 374 5095 fax
Washington, DC
West Palm Beach

December 19, 2005

Goodman Global Holdings, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

Re:	Registration Statement on Form S-4 (Reg. No. 333-128462)

Ladies and Gentlemen:

In connection with the registration of $400,000,000 aggregate principal amount of 7 7/8% Series B Senior Subordinated Notes due 2012 (the “Fixed Rate Exchange Notes”) and $250,000,000 aggregate principal amount of Series B Senior Floating Rate Notes due 2012 (the “Floating Rate Exchange Notes” and, together with the Fixed Rate Exchange Notes, the “Exchange Notes”) by Goodman Global Holdings, Inc., a Delaware corporation, and the guarantees of the Exchange Notes under the terms of the Indentures pursuant to which the Exchange Notes will be issued (the “Guarantees”) by certain subsidiaries of the Company, including Pioneer Metals, Inc., a Florida corporation (“Florida Guarantor”) under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission on September 21, 2005, as amended (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as special Florida counsel to the Florida Guarantor in connection with such registration, we have examined such certificates, documents and records, and have made such examinations of law, as we have deemed necessary to enable us to render the opinions expressed below, including but not limited to the articles of incorporation and bylaws of the Florida Guarantor. In addition, we have examined, relied upon and assumed the occurrence of, as to matters of fact in existence on the date hereof, the statements, and representations contained in a certificate of an officer of the Florida Guarantor furnished to us. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

The opinions expressed below are limited to matters governed by the laws of the State of Florida and the federal laws of the United States of America.

We have assumed the genuineness of all signatures and the due authorization of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or versions to be executed, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by them.

Goodman Global Holdings, Inc.

December 19, 2005

In rendering the opinions set forth herein, we have further assumed that all documents and public records (including their proper indexing and filing) reviewed were, when reviewed, and continue to be, accurate and complete, and all certifications received from public authorities were, when issued, and continue on the date hereof to be, accurate and complete as to the matters addressed thereby;

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, as of the date hereof:

1. The Florida Guarantor is validly existing and in good standing as a corporation under the laws of the State of Florida. The Florida Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Guarantees.

2. The execution, delivery and performance by the Florida Guarantor of the Guarantees has been duly authorized by all necessary corporate action of the Florida Guarantor.

The opinions expressed herein are also subject to the following qualifications and limitations:

A. We express no opinion with respect to the applicability of Section 547 or Section 548 of the Bankruptcy Code or any other law relating to preferences of fraudulent conveyances. In particular, we express no opinion as to whether the indebtedness evidenced by the Exchange notes constitutes new value or whether a subsidiary may guarantee or otherwise become liable for, indebtedness incurred by its parent or another subsidiary of its parent, except to the extent such subsidiary may be determined to have received a benefit from the incurrence of such indebtedness by its parent or such other subsidiary, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the parent or such other subsidiary are directly or indirectly made available to such subsidiary for its corporate purposes.

B. Our opinion in the first sentence of paragraph 1 above is based solely upon a certificate from the Secretary of State, State of Florida, dated December 1, 2005.

The foregoing opinions are solely for your benefit and may not be relied on by any person without our prior written consent, except that they may be relied upon by your counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement.

Very truly yours,